Exhibit 10.1
Description of Chairman of the Board Fee, Base Salary,
and the Material Terms of the Amendment to Applied Innovation Inc.’s
2006 Management Bonus Program
Chairman of the Board of Directors Fee

Name	Fee

Gerard B. Moersdorf, Jr.	$25,000 per year, payable quarterly
2006 Base Salary Increase

Name	Base Salary

William H. Largent	$180,000(1)
President and Chief Executive Officer

(1)	The increase in Mr. Largent’s salary is retroactive to February 1, 2006.
2006 Bonus Calculations
     Under the Company’s 2006 Management Bonus Program (the “Program”), William H. Largent has the opportunity to earn cash bonuses based upon the achievement of certain revenue and adjusted operating income targets. Upon the achievement of the threshold revenue and adjusted operating income targets, Mr. Largent will receive a bonus between 32.5% and 80% of his base salary in accordance with the chart below:

	Payout as a Percentage of Base Salary
	Threshold	Target	Maximum
William H. Largent	32.5%	50%	80%
     For purposes of the Program, adjusted operating income is defined as operating income exclusive of stock option and restricted stock expenses. Mr. Largent must be employed by the Company on December 31, 2006 to be eligible to receive any bonus under the Program.